Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2026 SECOND QUARTER RESULTS; REAFFIRMS FISCAL 2026 REVENUE GUIDANCE

TULSA, OK – February 4, 2026 – Matrix Service Company (Nasdaq: MTRX), a leading provider of engineering and construction services to the energy and industrial markets, today announced results for the second quarter of fiscal 2026 ended December 31, 2025.

SECOND QUARTER FISCAL 2026 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)

•Revenue of $210.5 million, an increase of 12%
•Net loss per share of $(0.03) versus $(0.20)
•Adjusted EBITDA of $2.4 million versus $(2.2) million
•Liquidity at December 31, 2025 of $257.6 million with no outstanding debt
•Total backlog of $1.1 billion
•Total project awards of $176.6 million, resulting in a book-to-bill ratio of 0.8x
•Company reaffirms full year revenue guidance of between $875 million and $925 million, an increase of 14% - 20%

MANAGEMENT COMMENTARY

“Our second quarter results reflect solid performance across the organization as we continued to deliver work safely and reliably for our customers,” said John Hewitt, President and Chief Executive Officer. “Our quarterly results were impacted by $3.6 million of costs as we start up and commission specialty vessel work in our Storage and Terminal Solutions segment. Looking to the second half of the fiscal year, we continue to expect improving profitability, driven by higher volumes in our Storage and Terminal Solutions segment. The business remains on track to achieve our full-year guidance of $875 million to $925 million of revenue.

“Long-term demand across our end markets remains strong, supported by a multi-year investment cycle in energy, power, and industrial infrastructure,” continued Hewitt. “While we expect near-term project awards to remain subdued, we continue to secure strategically attractive projects that align with our long-term growth priorities. Structural constraints on reliable power generation, increased electrification, and accelerating requirements from data centers and advanced manufacturing are driving sustained customer activity. We believe the industry remains in the early stages of this build-out, and our opportunity pipeline of $7.3 billion reflects the infrastructure demands our customers face as well as their desire to secure experienced partners capable of safely executing complex projects.

“Through our Win, Execute & Deliver strategy, we continue to sharpen our focus on core energy and industrial capabilities and investing in our people, systems, and processes. These actions have and will continue to strengthen our execution discipline and improve our ability to convert awards into profitable revenue. With a growing portfolio of LNG, power generation, and electrical connectivity projects, Matrix is well positioned to deliver profitable growth and long-term value for shareholders.”

FINANCIAL SUMMARY

Fiscal 2026 second quarter revenue was $210.5 million, compared to $187.2 million in the second quarter of fiscal 2025. The increase in revenue for the quarter is attributable to higher revenue volumes in each of our segments.

Gross profit was $13.1 million, or 6.2%, in the second quarter of fiscal 2026 compared to $10.9 million, or 5.8% for the second quarter of fiscal 2025. The increase in gross margin was due to higher revenues which resulted in improved recovery of overhead costs, as well as strong project execution throughout the majority of the business. However, costs associated with warranty-type items, as well as certain third party commercial matters, arising during commissioning of specialty tank work resulted in a $3.6 million reduction in gross profit, and a 1.6% reduction in gross margin.

SG&A expenses were $15.1 million in the second quarter of fiscal 2026, compared to $17.3 million for the second quarter of fiscal 2025. The decrease in SG&A expenses is primarily due to cost reductions resulting from the organizational realignment implemented in the fourth quarter of fiscal 2025 and the first quarter of fiscal 2026. Additionally, SG&A decreased by $0.7 million associated with the variable accounting for cash-settled stock-based compensation as a result of fluctuations in our stock price.

For the second quarter of fiscal 2026, the Company had a net loss of $(0.9) million, or $(0.03) per share, compared to a net loss of $(5.5) million, or $(0.20) per share, in the second quarter of fiscal 2025. Adjusted net loss for the second quarter of fiscal 2026 was $(0.7) million, or $(0.02) per share, compared to adjusted net loss of $(5.5) million, or $(0.20) per share in the second quarter of fiscal 2025. Adjusted EBITDA for the second quarter of fiscal 2026 was $2.4 million compared to $(2.2) million for the second quarter of fiscal 2025.

SEGMENT RESULTS

Storage and Terminal Solutions segment revenue increased 5% to $99.9 million in the second quarter of fiscal 2026 compared to $95.5 million in the second quarter of fiscal 2025, due to an increased volume of work on LNG and NGL projects, partially offset by lower volumes for crude oil projects. Gross margin was 4.8% in the second quarter of fiscal 2026, compared to 7.6% in the second quarter of fiscal 2025. During the second quarter of fiscal 2026, costs associated with warranty-type items, as well as certain third party commercial matters, arising during commissioning of specialty tank work resulted in a $3.6 million reduction of gross profit during the quarter, and a 3.3% reduction in segment gross margin. Additionally, gross margins for this segment continue to be primarily impacted by under-recovery of overhead costs. We believe overhead cost absorption will improve as activity on awards currently in backlog increases through the remainder of fiscal 2026.

Utility and Power Infrastructure segment revenue increased 23% to $75.4 million in the second quarter of fiscal 2026 compared to $61.1 million in the second quarter of fiscal 2025, benefiting from a higher volume of work associated with power delivery and natural gas peak shaving projects. Gross margin was 9.6% in the second quarter of fiscal 2026, compared to 5.6% for the second quarter of fiscal 2025, an increase of 4.0% due to strong project execution and improved construction overhead cost absorption as a result of higher revenues.

Process and Industrial Facilities segment revenue increased to $35.3 million in the second quarter of fiscal 2026 compared to $30.6 million in the second quarter of fiscal 2025, primarily due to higher revenue volumes for refinery turnarounds and maintenance work. Gross margin was 3.5% in the second quarter of fiscal 2026, compared to 1.2% for the second quarter of fiscal 2025, an increase of 2.3% primarily due to improved construction overhead cost absorption as a result of higher revenues.

BACKLOG

The Company’s backlog was $1.1 billion as of December 31, 2025. Project awards totaled $176.6 million in the second quarter of fiscal 2026, resulting in a book-to-bill ratio of 0.8x for the quarter. Project awards during the second quarter for fiscal 2026 were driven by activity in the Storage and Terminal Solutions segment, which produced a book-to-bill ratio of 1.2x.

Activity in the quarter included several strategic project awards and commitments in support of LNG, power generation, and electrical infrastructure with both new and established clients. These awards and commitments continue to solidify our backlog and future revenues, as well as the opportunities for future awards from these clients.

The table below summarizes our awards, book-to-bill ratios and backlog by segment for our second quarter ended December 31, 2025 (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended		Backlog as of December 31, 2025
	December 31, 2025
Segment:	Awards	Book-to-Bill(1)
Storage and Terminal Solutions	$124,547	1.2x	$821,408
Utility and Power Infrastructure	15,795	0.2x	202,777
Process and Industrial Facilities	36,219	1.0x	102,888
Total	$176,561	0.8x	$1,127,073

(1)Calculated by dividing project awards by revenue recognized during the period.

FINANCIAL POSITION

As of December 31, 2025, Matrix had total liquidity of $257.6 million. Liquidity is comprised of $199.0 million of unrestricted cash and cash equivalents and $58.6 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the credit facility. As of December 31, 2025, the Company had no outstanding debt.

FISCAL YEAR 2026 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of February 4, 2026. Various factors outside of the Company's control may impact the Company's revenue and business. These include the timing of project awards and starts which may be impacted by market fundamentals, client decision-making, permitting, and federal trade and environmental policy uncertainty. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

The Company reaffirmed its revenue guidance for fiscal year 2026, with full year revenue expected to be between $875 million to $925 million.

	Fiscal Year 2025	Fiscal Year 2026
	Actual	Guidance	% Increase
Revenue	$769.3 million	$875 - $925 million	14% - 20%

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, February 5, 2026.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/mszocfqx, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register-conf.media-server.com/register/BIbf95e1f06bca4902ae3990eebff66ee9 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX) is a leading specialty engineering and construction company whose commitment to safety, quality, and integrity has earned the Company a leadership position in providing infrastructure solutions across multiple end markets. Our work is foundational to helping our energy and industrial clients achieve their objectives, positively impact quality of life through the products they provide and improve the efficiency and resilience of their critical infrastructure. We pride ourselves on our commitment to our culture and core values, offering an inclusive and respectful work environment, and being certified as a Great Place To Work®.

The Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia, and Seoul, South Korea. The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.

To learn more about Matrix Service Company, visit matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations, Marketing, Communications & Sustainability
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue	$210,508	$187,169	$422,392	$352,748
Cost of revenue	197,373	176,277	395,075	334,043
Gross profit	13,135	10,892	27,317	18,705
Selling, general and administrative expenses	15,112	17,286	31,446	35,866
Restructuring costs	202	—	3,550	—
Operating loss	(2,179)	(6,394)	(7,679)	(17,161)
Other income (expense):
Interest expense	(118)	(145)	(245)	(234)
Interest income	1,543	1,578	3,345	3,150
Other	23	(556)	254	(495)
Loss before income tax expense	(731)	(5,517)	(4,325)	(14,740)
Provision for federal, state and foreign income taxes	163	16	232	16
Net loss	$(894)	$(5,533)	$(4,557)	$(14,756)
Basic loss per common share	$(0.03)	$(0.20)	$(0.16)	$(0.53)
Diluted loss per common share	$(0.03)	$(0.20)	$(0.16)	$(0.53)
Weighted average common shares outstanding:
Basic	28,352	27,801	28,204	27,680
Diluted	28,352	27,801	28,204	27,680

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	December 31, 2025	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$198,964	$224,641
Accounts receivable, net of allowance for credit losses	205,948	154,994
Costs and estimated earnings in excess of billings on uncompleted contracts	25,283	29,764
Inventories	6,862	5,917
Income taxes receivable	—	110
Prepaid expenses and other current assets	10,938	4,347
Assets held for sale	2,019	—
Total current assets	450,014	419,773
Restricted cash	25,000	25,000
Property, plant and equipment, net	38,130	42,097
Operating lease right-of-use assets	15,063	17,827
Goodwill	28,988	29,047
Other intangible assets, net of accumulated amortization	51	555
Other assets, non-current	92,958	65,957
Total assets	$650,204	$600,256

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	December 31, 2025	June 30, 2025
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$87,979	$80,453
Billings on uncompleted contracts in excess of costs and estimated earnings	382,897	323,593
Accrued wages and benefits	12,757	18,961
Accrued insurance	4,408	5,310
Operating lease liabilities	4,498	4,441
Other accrued expenses	2,604	3,617
Total current liabilities	495,143	436,375
Deferred income taxes	152	25
Operating lease liabilities	14,894	16,986
Other liabilities, non-current	2,452	4,154
Total liabilities	512,641	457,540
Commitments and contingencies
Stockholders’ equity:
Common stock — $0.01 par value; 60,000,000 shares authorized; 28,124,527 shares issued and outstanding at December 31, 2025; 27,888,217 shares issued at June 30, 2025 and 27,610,486 shares outstanding as of June 30, 2025;	281	279
Additional paid-in capital	147,297	149,969
Retained earnings (accumulated deficit)	(78)	4,479
Accumulated other comprehensive loss	(9,937)	(9,403)
Treasury stock, at cost — 0 shares as of December 31, 2025 and 277,731 shares as of June 30, 2025;	—	(2,608)
Total stockholders' equity	137,563	142,716
Total liabilities and stockholders’ equity	$650,204	$600,256

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating activities:
Net loss	$(894)	$(5,533)	$(4,557)	$(14,756)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	2,232	2,510	4,693	5,025
Stock-based compensation expense	2,142	2,257	4,063	4,568
Operating lease impairment due to restructuring	—	—	1,529	—
Gain on disposal of property, plant and equipment	(110)	(132)	(327)	(64)
Other	245	(57)	339	(19)
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	(61,877)	(13,820)	(76,960)	(18,930)
Costs and estimated earnings in excess of billings on uncompleted contracts	12,629	(2,893)	4,481	(818)
Inventories	(1,283)	351	(945)	1,682
Other assets and liabilities	2,667	1,617	(7,886)	(6,963)
Accounts payable	(10,078)	18,377	7,642	14,474
Billings on uncompleted contracts in excess of costs and estimated earnings	65,341	32,925	59,304	66,229
Accrued expenses	(3,560)	(2,004)	(9,821)	(4,912)
Net cash provided (used) by operating activities	7,454	33,598	(18,445)	45,516
Investing activities:
Capital expenditures	(1,176)	(915)	(3,187)	(2,859)
Proceeds from sale of property, plant and equipment	262	163	484	163
Net cash used by investing activities	(914)	(752)	(2,703)	(2,696)
Financing activities:
Payment of debt amendment fees	—	—	(149)	—
Proceeds from issuance of common stock under employee stock purchase plan	55	56	98	102
Payments related to tax withholding for stock-based compensation	—	—	(4,223)	(1,235)
Net cash provided (used) by financing activities	55	56	(4,274)	(1,133)
Effect of exchange rate changes on cash	62	(735)	(255)	(525)
Net increase (decrease) in cash and cash equivalents	6,657	32,167	(25,677)	41,162
Cash, cash equivalents and restricted cash, beginning of period	217,307	149,610	249,641	140,615
Cash, cash equivalents and restricted cash, end of period	$223,964	$181,777	$223,964	$181,777
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$(16)	$34	$18
Interest	$89	$232	$220	$232

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended December 31, 2025
Total revenue (1)	$99,852	$75,406	$35,250	$—	$210,508
Cost of revenue	(95,098)	(68,178)	(34,031)	(66)	(197,373)
Gross profit (loss)	4,754	7,228	1,219	(66)	13,135
Selling, general and administrative expenses	5,423	2,242	1,573	5,874	15,112
Restructuring costs	119	34	47	2	202
Operating income (loss)	$(788)	$4,952	$(401)	$(5,942)	$(2,179)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $0.9 million for the three months ended December 31, 2025.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended December 31, 2024
Total revenue (1)	$95,507	$61,076	$30,586	$—	$187,169
Cost of revenue	(88,235)	(57,667)	(30,216)	(159)	(176,277)
Gross profit (loss)	7,272	3,409	370	(159)	10,892
Selling, general and administrative expenses	5,567	3,561	1,677	6,481	17,286
Operating income (loss)	$1,705	$(152)	$(1,307)	$(6,640)	$(6,394)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Solutions and were $0.8 million for the three months ended December 31, 2024.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Six Months Ended December 31, 2025
Total revenue (1)	$209,311	$149,907	$63,174	$—	$422,392
Cost of revenue	(198,060)	(135,895)	(60,526)	(594)	(395,075)
Gross profit (loss)	11,251	14,012	2,648	(594)	27,317
Selling, general and administrative expenses	10,971	5,219	2,880	12,376	31,446
Restructuring costs	1,878	674	776	222	3,550
Operating income (loss)	$(1,598)	$8,119	$(1,008)	$(13,192)	$(7,679)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $1.6 million for the six months ended December 31, 2025.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Six Months Ended December 31, 2024
Total revenue (1)	$173,746	$116,988	$62,014	$—	$352,748
Cost of revenue	(161,777)	(112,272)	(59,647)	(347)	(334,043)
Gross profit (loss)	11,969	4,716	2,367	(347)	18,705
Selling, general and administrative expenses	11,136	7,537	3,443	13,750	35,866
Operating income (loss)	$833	$(2,821)	$(1,076)	$(14,097)	$(17,161)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $1.7 million for the six months ended December 31, 2024.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended December 31, 2025

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of September 30, 2025	$796,713	$262,388	$101,919	$1,161,020
Project awards	124,547	15,795	36,219	176,561
Revenue recognized	(99,852)	(75,406)	(35,250)	(210,508)
Backlog as of December 31, 2025	$821,408	$202,777	$102,888	$1,127,073
Book-to-Bill Ratio(1)	1.2x	0.2x	1.0x	0.8x
(1)Calculated by dividing project awards by revenue recognized.

Six Months Ended December 31, 2025

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2025	$770,095	$346,384	$265,629	$1,382,108
Project awards	260,624	50,539	53,153	364,316
Other adjustment(2)	—	(44,239)	(152,720)	(196,959)
Revenue recognized	(209,311)	(149,907)	(63,174)	(422,392)
Backlog as of December 31, 2025	$821,408	$202,777	$102,888	$1,127,073
Book-to-Bill Ratio(1)	1.2x	0.3x	0.8x	0.9x
(1)Calculated by dividing project awards by revenue recognized.
(2)Previous project awards removed from backlog.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before gain on sale of assets, and the tax impact of these adjustments, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net loss, as reported	$(894)	$(5,533)	$(4,557)	$(14,756)
Restructuring costs	202	—	3,550	—
Tax impact of adjustments and other net tax items(1)	—	—	—	—
Adjusted net loss	$(692)	$(5,533)	$(1,007)	$(14,756)

Loss per fully diluted share, as reported	$(0.03)	$(0.20)	$(0.16)	$(0.53)
Adjusted loss per fully diluted share	$(0.02)	$(0.20)	$(0.04)	$(0.53)

(1)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have cash invested in certain investment accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net loss	$(894)	$(5,533)	$(4,557)	$(14,756)
Interest expense	118	145	245	234
Interest income	(1,543)	(1,578)	(3,345)	(3,150)
Provision for federal, state and foreign income taxes	163	16	232	16
Depreciation and amortization	2,232	2,510	4,693	5,025
Restructuring costs	202	—	3,550	—
Stock-based compensation(1)	2,142	2,257	4,063	4,568
Adjusted EBITDA	$2,420	$(2,183)	$4,881	$(8,063)

(1)Represents only the equity-settled portion of our stock-based compensation expense.